SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )


                          London Financial Corporation
                                (Name of Issuer)


                           Common shares, no par value
                         (Title of Class of Securities)


                                   541819 10 0
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------
CUSIP No.   541819 10 0                     13G
         -------------------
----------------------------------------

-----------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John J. Bodle

-----------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a)


           (b)

-----------------------------------------------------------------------------
    3      SEC USE ONLY



-----------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-----------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    19,027

        NUMBER OF          --------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     6,706
         BY EACH
       REPORTING           --------------------------------------------------
         PERSON               7     SOLE DISPOSITIVE POWER
          WITH
                                    19,027

                           --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    6,706

-----------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,733

-----------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-----------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           5.3%

-----------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------

Item 1(a).      Name of Issuer:

                London Financial Corporation

Item 1(b).      Address of Issuer's Principal Executive Offices:

                2 East High Street
                London, Ohio 43140

Item 2(a).      Name of Person Filing:

                John J. Bodle

Item 2(b).      Address of Principal Business Office or, if none,
                Residence:

                76 Flax Drive
                London, Ohio 43140

Item 2(c).      Citizenship:

                United States

Item 2(d).      Title and Class of Securities:

                Common Stock

Item 2(e).      CUSIP Number

                541819 10 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                (a)  [ ]   Broker or Dealer registered under Section 15 of the
                           Act (15 U.S.C. 78o).

                (b)  [ ]   Bank as defined in section 3(a)(6) of the Act
                           (15 U.S.C. 78c).

                (c)  [ ]   Insurance Company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c).

                (d)  [ ]   Investment  Company  registered under  section  8 of
                           the  Investment Company   Act  of  1940  (15   U.S.C.
                           80a-8).

                (e)  [ ]   An investment  adviser in  accordance  with ss.
                           240.13d-1(b)(1)(ii)(E).

                (f)  [ ]   An  employee  benefit  plan  or endowment fund in
                           accordance with ss. 240.13d-1(b)(1)(ii)(F).

                (g)  [ ]   A  parent  holding  company  or control person in
                           accordance with ss. 240.13d-1(b)(1)(ii)(G).

                (h)  [ ]   A savings association as defined in Section 13(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813).

                (i)  [ ]   A church  plan  that is  excluded from the definition
                           of an investment company under Section 3(c)(14) of
                           the Investment  Company  Act of 1940  (15
                           U.S.C. 80a-3).

                (j)  [ ]   A   group,   in   accordance   with   ss.
                           240.13d-1(b)(1)(ii)(J).


Item 4.         Ownership:

                (a)     Amount Beneficially Owned:

                        25,733

                (b)     Percent of Class:

                        5.3%

                (c)     Number of shares as to which such person has:

                        (i)     sole power to vote or to direct the vote:
                                19,027

                        (ii)    shared power to vote or to direct the vote:
                                6,706

                        (iii) sole power to dispose or to direct the disposition of: 19,027

                        (iv) shared power to dispose or to direct the disposition of: 6,706

Item 5.         Ownership of Five Percent or Less of a Class:

                Inapplicable

Item 6.         Ownership of More Than Five Percent on Behalf of Another Person:

                Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                Inapplicable

Item 8.         Identification and Classification of Members of the Group:

                Inapplicable

Item 9.         Notice of Dissolution of Group:

                Inapplicable

Item 10.        Certification:

                Inapplicable

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







1/28/99                                                  /s/ John J. Bodle
Date                                                     John J. Bodle